Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media: Kim Link 314/994.2936 Investors: Jennifer Beatty 314/994.2781

Arch Coal Acquires Metallurgical Coal Reserves Adjacent to Leer Mine, Settles Potential Legal Dispute with Patriot Coal

ST. LOUIS, Oct. 10, 2013 — Arch Coal, Inc. (“Arch”) (NYSE: ACI) today announced that it has entered into an agreement to acquire the Guffy property from Patriot Coal Corporation (“Patriot”) for $16 million in cash. The Guffy reserves are owned in-fee, are contiguous to Arch’s Tygart Valley reserves and the Leer mine, and are of comparable quality to Leer’s high-volatile “A” metallurgical coal reserves. The addition of the Guffy reserves will enable Arch to recover up to an incremental 8 million tons of metallurgical coal at the Leer mine, thereby extending the estimated mine life of Leer by nearly three years.

“The Guffy acquisition represents a valuable, synergistic, bolt-on opportunity for Arch that extends the reserves and mine life at Leer, one of our premier, metallurgical coal operations in Appalachia,” said John W. Eaves, Arch Coal’s president and chief executive officer.

Arch also announced today that it has resolved all pending and potential legal claims with Patriot stemming from Arch’s sale of coal companies to Magnum Coal Company, a subsidiary of ArcLight Capital Partners LLC, in 2005 and the subsequent purchase of those companies by Patriot in 2008. In consideration for this release, Arch will pay $5 million in cash to Patriot upon its exit from bankruptcy. Additionally, the settlement includes the release of a $16 million letter of credit posted by Patriot in Arch’s favor for surety bonds related to the companies sold to Magnum. Under the terms of the agreement, Patriot is required to replace the bonds in their own name or repost an $8 million letter of credit in Arch’s favor by Dec. 31, 2015.

“This comprehensive settlement with Patriot relieves Arch of costly legal expenses, resolves the distraction of litigation claims, and allows Arch’s management team to remain focused on steering the business through current market conditions and preparing for a recovery,” continued Eaves.

Following the settlement with Patriot, Arch remains in active discussions on a potential resolution with the United Mine Workers of America (“UMWA”) on outstanding litigation claims. The U.S. District Court recently dismissed the ERISA claim the UMWA had filed against Arch.

“In the wake of the U.S. District Court decision in favor of Arch, we have put forth a good faith offer to the UMWA for a settlement that would resolve all pending and potential legal claims brought by the UMWA, and we are in discussions with them on a potential resolution,” said Robert G. Jones, Arch Coal’s senior vice president — law, general counsel and secretary.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.